Contact: Jack Lowry
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES RESULTS FOR THIRD QUARTER OF FISCAL YEAR 2010

Plymouth, Michigan, May 12, 2010 – Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $13.5 million and a net loss of $131,000, or $0.01 per diluted share, for the third quarter of fiscal year 2010 that ended on March 31, 2010.  This compares with net sales of $13.2 million and a net loss of $2.7 million, or $0.31 per diluted share, for the quarter ended March 31, 2009.

For the nine months ended March 31, 2010, the Company had net sales of $36.1 million, and a net loss of $1.4 million, or $0.15 per diluted share.  This compares to net sales of $52.3 million, and a net loss of $1.7 million, or $0.19 per diluted share, in the first nine months of fiscal year 2009.

“We continued to make steady progress in our financial results in the third quarter of fiscal 2010,” said Jack Lowry, Perceptron’s Chief Financial Officer.  “Our overall sales increased for the fourth consecutive quarter and also exceeded sales in the third quarter of last year.  The third quarter of fiscal 2009 was the first quarter in which our sales were negatively impacted by the decline in the automotive industry and the economy in general. Our Industrial Business Unit (“IBU”) sales were the highest since the second quarter of fiscal year 2009, while our Commercial Products Business Unit (“CBU”) sales were the highest since the third quarter of fiscal 2009. Our backlog improved to $20.5 million, the highest it has been in eighteen months.  Bookings were at the same level as in our second quarter and the highest since the first quarter of fiscal year 2009.  While we had a small operating loss for the quarter, it was the third straight quarter that we halved the operating loss of the preceding quarter.  On a year-to-date basis, compared to last fiscal year, we reduced our net loss by $300,000 to $1.4 million, despite experiencing a revenue decline of approximately $16 million in the first two quarters.”

Segment information on sales, bookings and backlog for the quarter is provided in the tables below:

Sales By Segment	Third Quarter Ending March 31			Nine Months Ending March 31
(all numbers in millions)	Fiscal 2010	Fiscal 2009	Change	Fiscal 2010	Fiscal 2009	Change
IBU	$10.2	$9.0	$1.2	$28.2	$32.0	$(3.8)
CBU	3.3	4.2	(0.9)	7.9	20.3	(12.4)
Total Sales	$13.5	$13.2	$0.3	$36.1	$52.3	$(16.2)

Overall, sales in the third quarter increased by 2.3%.  Quarterly sales in the IBU segment increased $1.2 million (+13.3%), primarily due to increased sales of technology component products.  Europe’s sales increased 16.7% primarily from higher automated systems products and technology component sales. Sales in Asia nearly tripled from a base of $600,000 to $1.7 million.  The increase reflects the fact that the Company is seeing an upturn in the automotive industry and the economy as a whole from the same quarter a year ago.  The third quarter CBU sales decrease from last year was from lower sales to both of our partners.

On a year-to-date basis, overall net sales decreased by $16.2 million, or -31%.  The decrease occurred entirely in the first two quarters of the year.  IBU sales decreased $3.8 million (-11.9%) primarily due to lower automated systems products sales and to a lesser extent lower technology component sales.  CBU sales decreased $12.4 million, or 61.1%.  The decrease occurred with both CBU customers and was primarily due to the ramp up of sales in the prior year related to the new product that each released.  The state of the economy in the current year has also had an impact on CBU sales. North America sales decreased $17.1 million and were partially offset by a $900,000 increase in Europe.  Asia’s year-to-date sales are flat with last year.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

May 12, 2010

Bookings By Segment	Third Quarter Ending March 31			Nine Months Ending March 31
(all numbers in millions)	Fiscal 2010	Fiscal 2009	Change	Fiscal 2010	Fiscal 2009	Change
IBU	$9.4	$6.2	$3.2	$29.4	$28.0	$1.4
CBU	5.2	2.7	2.5	9.7	13.7	(4.0)
Total Bookings	$14.6	$8.9	$5.7	$39.1	$41.7	$(2.6)

Note: the level of new order bookings fluctuates from quarter to quarter and are not necessarily indicative of the future operating performance of the Company.

Overall, bookings increased by $5.7 million, or 64%, over the third quarter of fiscal 2009.  IBU bookings for the third quarter increased $3.2 million (+51.6%) primarily as a result of higher bookings of automated systems products and to a lesser extent, increased bookings of technology components and value added services. Although not included in the $5.2 million of CBU bookings shown above, in April the Company received its first order from one of its new partners based on the recently completed design of its first product.  The Company expects to produce and begin shipping the product in June.

Bookings increased in the Americas and were almost evenly split between IBU and CBU.  European bookings decreased by approximately $400,000 to $3.5 million.  The decrease occurred in automated systems products, partially mitigated by increased bookings in value added services and technology components.  Asian bookings increased by approximately $700,000, to $1.3 million, primarily for automated systems products and to a lesser extent increased technology component bookings.

Bookings for the nine months ended March 31, 2010 declined by $2.6 million (-6.2%) compared to the first nine months of fiscal 2009.  IBU’s bookings increased in the Americas by $1.4 million (14.3%) and in Asia by $4.3 million (269%), while declining in Europe by $4.3 million (-25.9%). Orders for commercial products declined by $4.0 million (-29.2%) compared to last year and reflected the fact that in fiscal 2009, both of our customers had a ramp up of orders for new products.

Backlog By Segment	Third Quarter Ending March 31
(all numbers in millions)	Fiscal 2010	Fiscal 2009	Change
IBU	$16.8	$14.4	$2.4
CBU	3.7	0.4	3.3
Total Backlog	$20.5	$14.8	$5.7

Note: the level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

The Company’s overall backlog increased by $5.7 million (+38.5%), to $20.5 million.  The $2.4 million increase in IBU’s backlog resulted from a $2.0 million increase in the Americas and a $3.1 million increase in Asia, partially offset by a $2.7 million decrease in Europe.  The change in all IBU locations occurred primarily in automated systems. CBU’s $3.7 million backlog at March 31 did not yet include orders from any of our three recently signed customers.

Gross profit for the third quarter of fiscal year 2010 was $5.0 million, or 36.9% of revenue, compared to $4.7 million, or 35.2% of revenue in the third quarter last year.  Higher gross profit in IBU was partially offset by lower gross profit in CBU.  The increase in IBU gross profit was primarily the result of the cost reduction actions taken by the Company in the third quarter of fiscal 2009.  The stronger Euro in the third quarter of fiscal 2010 compared to 2009 increased gross profit by approximately $190,000.  The remainder of the increase in overall gross profit was due to the mix of sales between the IBU and the CBU segments.  The gross profit in the third quarter this year was negatively impacted by sales to Ridge Tool Company from inventory at significantly reduced margins.

May 12, 2010

Gross profit for the nine months ended March 31, 2010, was $13.7 million, or 38.0% of revenue, compared to $19.1 million, or 36.5% of revenue, last year.  The $5.4 million gross profit decrease was primarily due to lower CBU sales in fiscal 2010 compared to fiscal 2009.  The stronger Euro relative to the first nine months of fiscal year 2009 favorably impacted the gross profit by approximately $370,000.

SG&A expenses were $3.6 million in the quarter ended March 31, 2010 compared to $4.1 million in the third quarter of fiscal 2009.  The approximately $500,000 cost reduction primarily related to lower bad debt expense and depreciation compared to the fiscal 2009 quarter.  The current period also included lower employee-related costs as a result of the cost reduction actions taken by the Company in the third quarter of fiscal 2009 that were partially offset by higher audit and contract services costs.  The stronger Euro also had the effect of increasing expenses by approximately $60,000 in the third quarter of fiscal 2010.

SG&A expenses were $11.2 million for the nine months ended March 31, 2010, compared to $13.0 million in the same period one year ago. The $1.8 million year to date cost reduction (-13.8%) was primarily due to lower employee related costs from the cost reduction actions taken a year ago and lower bad debt and depreciation expense.  The stronger Euro had the effect of increasing expenses by approximately $140,000.

Engineering and R&D expenses were $1.8 million in the quarter ended March 31, 2010, compared to $1.9 million in the third quarter a year ago.  The $119,000 decrease was primarily due to lower employee-related costs resulting from the cost reduction actions taken in the third quarter of fiscal 2009 which were partially offset by higher expenses for contract services and engineering materials that were incurred to accelerate the development of new products in the IBU business segment.

Engineering and R&D expenses were $5.0 million for the nine months ended March 31, 2010 compared to $6.2 million for the nine-month period a year ago.  The $1.1 million decrease was primarily due to lower employee costs for engineering and R&D costs related to IBU.  Engineering and R&D costs for CBU were flat with the first nine months of fiscal year 2009.

The Company’s financial position remains strong at March 31, 2010 with cash and short term investments at $20.9 million and shareholders’ equity at $6.06 per diluted share.

“In our second quarter press release and earnings call we discussed that we had tendered the class B preference shares we held in Ram Re pursuant to a tender offer initiated by Ram Re,” said Mr. Lowry.  “Ram Re subsequently extended the tender period and, based on additional information that we learned during that period, we withdrew our tendered shares and continue to hold them.”

Harry Rittenour, President and Chief Executive Officer, said, "We are pleased with the ongoing progress we have made in recent months.  We continued to show improvement in our sales, backlog, and operating results in the third quarter.  With the recent signings of three new partners and our on-going relationship with Snap-on Tool Company, we are now working with a CBU partner in each of the four market verticals we initially identified for our visual inspection products.  We are actively working with each of these partners on new products for release in their respective markets. In the fourth quarter we expect to begin initial shipments of a new product to two of our four partners.”

“In line with our strategic plans, we have decided to increase our investment in new product development in our IBU business unit,” continued Mr. Rittenour.  “However, in order to avoid returning to a higher fixed cost structure, we are using contract engineering services to advance our timetable for releasing new products that are key to our growth and leadership in these important markets.  We expect to be able to announce a new IBU product release later this calendar year.”

Mr. Rittenour concluded, “There were several other positive developments that have recently occurred.  During the third quarter, we moved into a larger office in Shanghai, China and are in the process of adding a total of seven engineers to support our growing automated systems business in that area.  In addition, we received a second follow-on order from an Asian automotive manufacturer in the U.S. for an automated systems order that will be delivered in the United States during the fourth quarter.  We also booked an order for a new application with a major European OEM and expect follow-on orders from them in the near future.  We recently introduced our new corporate website (www.perceptron.com).  It represents a substantial improvement in the information provided about the Company and is very easy to navigate.”

May 12, 2010

“In closing, we expect that our fourth quarter this year will be better than the fourth quarter of fiscal 2009.  Our sales, bookings, and backlog are all expected to be above the same quarter last year.  We also expect to continue seeing improvement in our financial results in the fourth quarter compared to the first three quarters of this year.  As a result, we anticipate returning to profitability in the near future.”

Perceptron, Inc. will hold a conference call/webcast chaired by Harry Rittenour, President & CEO, on Thursday May 13, 2010 at 10:00 a.m. (EDT).  Investors can access the call at http://www.visualwebcaster.com/event.asp?id=69174  or by dialing 800-378-6706 (domestic callers) or 719 325-2376 (international callers).  The conference ID is 4097578. If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days beginning at 2:00 PM on Thursday May 13, 2010.  You can access the rebroadcast by dialing 888 203-1112 (domestic callers) or 719 457-0820 (international callers) and entering the pass code 4097578.  A replay of the call will also be available in the “Company-News” section of the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron®
Perceptron develops, produces and sells non-contact measurement and inspection solutions for industrial and commercial applications.  The Company’s IBU Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications.  Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs.  Perceptron’s CBU products provide innovative solutions for scanning and inspection, serving industrial, trade and consumer applications.  The Company also offers Value Added Services such as training and customer support services.  Headquartered in Plymouth, Michigan, Perceptron has approximately 220 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India.  For more information about Perceptron, please visit www.perceptron.com.

May 12, 2010

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2010, 2011 and future new order bookings, revenue, expenses, net income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, and the timing of the introduction of new products.  When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2009.  Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.  The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions.  These projections are subject to change based upon a wide variety of factors, a number of which are discussed above.  Certain of these new orders have been delayed in the past and could be delayed in the future.  Because the Company's Industrial Business Unit segment products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line.  In addition, because the Company's Industrial Business Unit segment products have shorter lead times than other components and are required later in the process, orders for the Company's Industrial Business Unit segment products tend to be issued later in the integration process.  The Company’s Commercial Business Unit segment products are subject to the timing of firm orders from its customers, which may change on a monthly basis.  In addition, because the Company’s Commercial Business Unit segment products require short lead times from firm order to delivery, the Company may purchase long lead time components before firm orders are in hand.  A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers.  Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros.  Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries.  Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

- Financial Tables Follow -

May 12, 2010

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)

Condensed Operating Statements	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Net Sales	$13,544	$13,195	$36,108	$52,311
Cost of Sales	8,550	8,545	22,378	33,222
Gross Profit	4,994	4,650	13,730	19,089
Selling, General and Administrative Expense	3,591	4,099	11,221	13,059
Engineering, Research and Development Expense	1,762	1,881	5,045	6,190
Restructuring Charge	-	1,032	-	1,032
Operating Loss	(359)	(2,362)	(2,536)	(1,192)
Interest Income, net	48	103	176	577
Impairment on Long-Term Investment	-	(1,494)	-	(1,494)
Foreign Currency and Other Income (Loss)	(16)	(181)	161	42
Loss Before Income Taxes	(327)	(3,934)	(2,199)	(2,067)
Income Tax Benefit	196	1,218	841	410
Net Loss	$(131)	$(2,716)	$(1,358)	$(1,657)

Loss Per Share
Basic	$(0.01)	$(0.31)	$(0.15)	$(0.19)
Diluted	$(0.01)	$(0.31)	$(0.15)	$(0.19)

Weighted Average Common Shares Outstanding
Basic	8,949	8,869	8,913	8,856
Diluted	8,949	8,869	8,913	8,856

Condensed Balance Sheets	March 31,	June 30,
	2010	2009
Cash and Cash Equivalents	$9,037	$22,654
Short-term Investments	11,878	1,241
Receivables, net	11,195	9,628
Inventories, net	8,752	10,005
Other Current Assets	4,057	5,199
Total Current Assets	44,919	48,727

Property and Equipment, net	6,058	6,537
Long-term Investments	2,192	2,192
Deferred Tax Asset	8,960	7,903
Total Non-Current Assets	17,210	16,632

Total Assets	$62,129	$65,359

Current Liabilities	$7,152	$8,894
Long-term Liabilities	765	765
Shareholders' Equity	54,212	55,700
Total Liabilities and Shareholders' Equity	$62,129	$65,359